EXHIBIT 4.2

                         THE KROGER CO.
                  EMPLOYEE STOCK PURCHASE PLAN
          AMENDED AND RESTATED AS OF SEPTEMBER 15, 1994


 1.  Purpose of the Plan.  The purpose of The Kroger Co. Employee Stock
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     Purchase Plan  (the "Plan") is to permit employees of The Kroger Co.
     (the "Company") to obtain or increase a proprietary interest in the Company by permitting them to make installment or other purchases of shares of the Company's Common Stock, and thus to provide a means for employees to share in the future success of the Company.

 2.  Administration.  The Plan shall be administered by the Employee Stock
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     Purchase Plan Committee (the "Committee") consisting of not less than three members who shall be appointed by, and shall serve at the pleasure of, the Board of Directors of the Company. Each member of the Committee must be a director or officer of the Company and shall not be eligible to participate in the Plan. Subject to express provisions of the Plan and to such instructions and limitations as the Board of Directors of the Company may establish from time to time, the Committee shall have the authority to prescribe, amend and rescind rules and regulations relating to the Plan. The Committee may interpret the Plan and may correct any defect or supply any omission or reconcile any inconsistency in the Plan to the extent necessary for the effective operation of the Plan. Any action taken by the Committee on the matters referred to in this paragraph shall be conclusive. The Committee may appoint Star Bank, National Association as Administrator of the Plan and may delegate to the Administrator responsibility for day-to-day operation of the Plan.
     The Committee shall oversee the Administrator and may change the designation of the Administrator.

 3.  Effective Date of the Plan.  The Plan shall become effective on such
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     date as the Committee shall determine following approval by the Board of Directors of the Company.

 4.  Shares Subject to the Plan.  There is hereby reserved for issuance
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     under this Plan an aggregate of Fourteen Million (14,000,000) shares of Common Stock, which may be authorized and unissued shares of Common Stock, previously issued shares of Common Stock acquired by the Company and held as treasury shares, or shares acquired through open market or negotiated purchases, or any combination thereof.

 5.  Eligibility.  Any other employee of the Company, and any employee of
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     any subsidiary of the Company which from time to time may be designated by the Committee for inclusion under the Plan may participate in the Plan.

 6.  Participation and Payroll Deduction.  (a)  Except as may be otherwise
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     provided for  herein, each employee who is eligible for and elects to participate in the Plan shall be granted a Periodic Investment Right, for as many full shares of Common Stock as may be purchased for each participant's account as determined in the manner set forth in
     Article 8. After the Plan has become effective any eligible employee may elect to participate by completing such forms as are developed by the Committee in conjunction with the Administrator. Payroll deductions authorized by a participant shall be made at such time and in such manner as the Committee or the Administrator may determine. Reports shall be furnished to each participant, from time to time as determined by the Committee or the Administrator, showing the balance in the participant's account; (b) participants may, from time to time, also make contributions to their accounts in the form of Common Stock; and (c) participants may from time to time make cash contributions for the purchase of shares of Common Stock by the Administrator pursuant to such rules as the Committee may provide.

 7.  No Interest on Accounts.  The payroll deductions of participants
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     shall not bear interest.

 8.  Purchase Price.  The purchase price for a share of Common Stock shall
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     be equal to  100% of the fair market value of the Common Stock as determined below. As soon as practicable after the close of each period, the funds accumulated through all payroll deductions shall be transferred by the Company to the Administrator who will use such funds to purchase shares of Common Stock. The Administrator will credit each participant's account with the maximum number of shares and any fractional shares, which results from dividing the total dollar amount in the participant's account by the purchase price of the Common Stock. The purchase price shall be the average of the prices of all the shares purchased with such amounts after the close of each Period. In the case of shares purchased from the Company, the purchase price will be the average of the high and low prices of the Common Stock on the New York Stock Exchange - Composite Transactions or on any other national stock exchange on the business day preceding the date of purchase or, if no such sales of Common Stock are made on such date, on the next preceding date on which sales of Common Stock were made on the New York Stock Exchange or on any other national stock exchange.


 9.  Ownership.  The Participant may elect to hold the account only in the
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     name of the  Participant or, if so indicated, in the Participant's name jointly with one other person, with right of survivorship. Certificates for shares of Common Stock will not be issued directly to the Participant unless the Participant withdraws such shares from the Participant's account pursuant to the procedures to be established by the Committee in conjunction with the Administrator.

10.  Termination or Withdrawal.  Participants may terminate their accounts
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     at any time  pursuant to procedures to be established by the
     Committee in conjunction with the Administrator. At that time or from time to time at the request of the Participant, a Participant will receive certificates for the shares of Common Stock in the Participant's account and cash for any fractional shares. Alternatively, the Participant may request the Administrator pursuant to procedures to be established by the Committee in conjunction with the Administrator to sell all or some of the shares in the Participant's account. In the latter case the Participant will receive the net proceeds of the sale.

11.  Rights as Shareholders.  None of the rights or privileges of a
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     shareholder of the Company shall exist with respect to shares of
     Common Stock purchased under this Plan until the date as of which the Participant's account is credited by the Administrator with the shares purchased pursuant to the Plan.

12.  Government Regulations.  The Company's obligation to issue, sell, or
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     deliver any  shares of Common Stock under this Plan is subject to all applicable laws and regulations and to the approval of any governmental or regulatory authority required in connection with the issuance, sale, or delivery of such shares. The Company shall not be required to issue, sell, or deliver any shares of Common Stock under this Plan prior to (a) the approval of such shares for listing on the New York Stock Exchange or any other national stock exchange, and (b) the completion of any registration or other qualification of such shares under any state or Federal law or any ruling or regulation of any governmental or regulatory authority which the Company in its sole discretion shall determine to be necessary or advisable.

13.  Designation of Subsidiaries for Inclusion in Offerings.  At any time
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     and from time to time, the Committee may designate for inclusion in the Plan any corporation which is a subsidiary of the Company.

14.  Amendment of the Plan.  To the extent permitted by law, the Committee
     ---------------------
     in conjunction with the Administrator may at any time and from time to time make such changes in the plan and additions to it as the Committee and the Administrator deems advisable; provided, however, that neither the Committee nor the Administrator may make any changes or additions which would adversely affect rights previously granted under the Plan or may, without approval of the Board of Directors of the Company, make any changes or additions which would (a) increase the aggregate number of shares of Common Stock subject to the Plan,
     (b) decrease the purchase price for a share of Common Stock, or (c) change any of the provisions of the Plan relating to eligibility for participation.


15.  Duration and Termination of the Plan.  The Plan shall terminate upon
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     the earlies to occur of the following two events:

     (a) The Purchase by employees of all of the shares of Common Stock subject to the Plan; or

     (b) The termination of the Plan by the Board of Directors of the Company.

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